STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of September 10, 2018 between First Jersey Cannabis Corporation, a Wyoming Corporation (the "Buyer" or the "Company"), and Christopher Netelkos (the "Seller"), The Buyer and Seller may hereinafter be referred independently as "Party" or collectively as the "Parties".

RECITALS

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 2,000,000 common stock, .001 par value ("Shares'), on the terms, and subject to the conditions, set forth in this Agreement, for the transfer by the Seller of certain assets, proprietary rights to tradenames and other notions, which the Seller values at US $85,000.00 (the "Purchase Price":

NOW, THEREFORE, in consideration of the premises, and of the representations, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1. **Purchase and Sale**. Upon the terms and subject to the conditions set forth in this Agreement, at Closing (as hereinafter defined) Buyer shall deliver to Seller the Shares free and clear of all liens, pledges, charges, claims, encumbrances, or third-party rights of any kind, and Buyer will purchase, acquire certain assets and Seller shall accept such Shares from the Buyer.

2. **Payment for the Shares.** Delivery of certain assets i.e. proprietary rights to tradenames and other notions represent payment by Buyer to Seller in exchange for the Shares as set forth below on or prior to Closing (as hereinafter defined):

(a) Assignment of the following tradenames to Buyer with a stated value arbitrarily determined by the Parties at $60,000:

[cigarette brand names]

RX ™
REEFER 101 ™
NONSTOP ™
RED DOT ™
ELIMINATOR ™
FLASHLIGHT GOLD ™
HAPPY ™

SPARROW LITE ™
KANGAROO SILVER ™
WESTBROOK CLASSIC ™
GREEN LEAF ™
KAMARA ™
KING CALIFORNIA STRONG ™
DR. GOOD ™
MISS JONES ™
NORTHERN CLASSIC ™
609-99 ROYAL FLUSH ™
FIVE DIAMONDS ™
DEUCES WILD ™
BLACK SMOKE 109 ™
ROWBOAT ™
AIRSTRIKE ™
LUCKY 13 ™
SEVEN DIALS ™
9-DOWN ™
NORTHGATE ™
NEEKO ™
EDENWILLOW ™
NICKSTER ™
TOPHER ™
LONG BOAT ™
TURTLE ™
BLUE ™
THREE KINGS ™
ROSE BUD ™

[cigar brand names]
GANGSTER JACK ™
PIRATE STICK ™
NIGHTWALKER ™
PENGUIN ™
BLACKLEG ™
BLUEBOY ™
GREYBEARD ™
PENDRAGON ™
VIKING HARD ™
COWBOY RIGHT ™
ENDZONE ™

[cannabis chewing gum]
RX SELECT ™
SARLAT-LA-CANEDA ™
ZHONGDA ™

TIBET ™
TIANJIN ™
MAR del PLATA ™
SAO PAULO ™
HUMBOLDT ™
PORT HENRY ™
EL CAMPO ™
BOSTON EASY ™
NEW ORLEANS STATION ™
TALLADEGA SLEEK ™
NEW YORK SILK ™
BLISS BLUE ™

(b) Software, designs and intellectual properties. Non-exclusive arbitrary value determined at $15,000.

(c) Proprietary technology- Exclusive transfer to Seller of proprietary technology known as "Method to Cut, Set and Configure Dried Marijuana" for the manufacturing of marijuana cigarettes. The stated value was arbitrarily determined at $10,000. This proprietary technology carries with it a nondisclosure stipulation to any third-party without exception.

3. **Closing.** The closing of the transaction contemplated by this Agreement (the "Closing") shall take place no later than September 15, 2018. At the Closing, Seller will deliver to Buyer documentation sufficient to transfer ownership of the Shares to Buyer.

4. **Buyer's and Seller's Representations and Warranties.** Buyer and Seller hereby represent and warrant to Buyer as follows:

a. Buyer has been duly organized and validly exists as a corporation in good standing under the laws of the State of Wyoming. Buyer has the necessary corporate power to enter into this Agreement and to carry out the provisions and conditions of this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Buyer and represents a valid and binding agreement of Buyer.

b. The Shares have been duly authorized by the Company and will be validly issued, fully paid and non-assessable upon delivery.

c. Company shall file all reports, schedules, forms, statements and other documents required to be filed under the Securities Act and the Exchange Act, if necessary. The financial statements of Buyer included compliance in all material respects with applicable accounting requirements and the rules and regulations of the SEC.

d. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the best knowledge of Buyer and Company,

threatened against Company and/or Seller or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (collectively, an "Action").

e. The representations and warranties and statements of fact made by Buyer and Seller in this Agreement are, as applicable, accurate, correct, and complete and do not contain any untrue statements and information contained herein not false or misleading.

5. **Seller's Representations and Warranties.** Seller does hereby represent and warrant to Buyer as follows:

a. Seller has all requisite authority to enter into and to carry out the provisions and conditions of this Agreement.

b. Seller represents that the assets acquired by the Buyer are free of any encumbrance or liability.

b. Seller understands that the Shares will initially be "restricted securities" (as such term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), that the Shares will include a restrictive legend described in Section 7(g), and that the Shares cannot be sold unless registered with the SEC and qualified by appropriate state securities regulators, or unless Buyer otherwise complies with an exemption from such registration and qualification (including, without limitation, compliance with Rule 144).

d. Seller is acquiring the Shares solely for its own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares. Seller will not sell or otherwise transfer the Shares without registration under the Act or an exemption therefrom and understands and agrees that it must bear the economic risk of the acquisition for an indefinite period of time.

6. **Closing Conditions.**

a. Seller's obligation to complete the Closing and to the deliver the Buyer certain proprietary rights to tradenames and notions, and subject to the satisfaction of each of the following conditions: (i) At or prior to the Closing, Buyer must have delivered or caused to be delivered to Seller the following:

1. This Agreement duly executed by Buyer;

2. Documentation sufficient to evidence the sale, conveyance, and transfer of the Shares to Seller;

3. Resolutions duly adopted by the Board of Directors of Buyer approving the execution, delivery, and performance of this Agreement.

4. An instruction letter signed by Buyer's officer addressed to Company instructing the transfer of the allocate Shares and issue stock certificates pursuant to a schedule provided by Buyer on or prior to Closing; and

b. Buyer's obligation to complete the Closing pursuant to this Agreement shall be subject to the satisfaction of each of the following conditions:

i. At or prior to the Closing, Buyer must have delivered or caused to be delivered to Seller the following:

1. This Agreement duly executed by Buyer;

2. The Purchase Price representing Shares, and

3. Such other documentation as Seller may reasonably request in connection with the transaction contemplated hereby.

ii. The representations and warranties of Buyer in this Agreement shall be true in all material respects at the Closing with the same effect as though made at such time. Buyer shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with at or prior to the Closing.

7. **Closing Obligations**

a. Seller's obligation to complete the Closing and to the deliver to the Buyer certain proprietary rights to tradenames and notions. Price and subject to the satisfaction of each of the following conditions:

8. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Wyoming, without giving effect to rules of conflict of law.

a. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

b. Entire Agreement. This Agreement represents the entire agreement between the Parties relating to the subject matter hereof, superseding any and all contemporaneous and prior written or oral agreements and understandings. This Agreement may be amended or modified only by a written agreement signed by the Parties.

c. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d. Notices. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (1) in person, (2) by certified mail, postage prepaid, return receipt requested, (3) by facsimile or electronic mail, or (4) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be addressed to the addresses provided at Closing, or to such other address as either party may from time to time specify in writing to the other party consistent with these notice provisions:

e. Legend. The Shares will bear the following legend; THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS A COMPLIANCE WITH THE REGISTRATION PROVISIONS OF SUCH ACT HAS BEEN MADE OR UNLESS AVAILABILITY OF AN EXEMPTION FROM SUCH REGISTRATION PROVISIONS HAS BEEN ESTABLISHED, OR, UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

d. Except as provided herein, Seller and Buyer shall bear their own expenses incurred with respect to this Agreement and the transactions contemplated hereby.

First Jersey Cannabis Corporation ("Buyer")

By: Eden Netelkos, Secretary

Christopher Netelkos. ("Seller")